Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE RESTATED CERTIFICATE OF INCORPORATION

OF

IVIVI TECHNOLOGIES, INC.

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

1.           The name of the corporation is Ivivi Technologies, Inc.

2.           The following amendment to the Restated Certificate of Incorporation of Ivivi Technologies, Inc. was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 12th day of February 2010:

RESOLVED, that Article I of the Restated Certificate of Incorporation of Ivivi Technologies, Inc. be amended to read as follows:

"Article I
Name

The name of the corporation is Montvale Technologies, Inc.”

3.           The total number of shares entitled to vote on the adoption of the amendment was 11,241,033 shares of common stock, without par value, of the corporation.

4.           The number of shares of common stock, without par value, of the corporation voting for and against such amendment is as follows:

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
6,290,684	119,941

[Remainder of Page Intentionally Left Blank]

IVIVI TECHNOLOGIES, INC.

By: /s/ Andre' DiMino
Name:  Andre' DiMino
Title:   Executive Vice President

Dated this 12th day of February 2010.